   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1999



                                                      REGISTRATION NO. 333-91383

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   AMENDMENT




                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             WITNESS SYSTEMS, INC.
             (Exact name of Registrant as Specified in its Charter)

           DELAWARE                           7372                          23-2518693
(State or other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                             ---------------------
                             1105 SANCTUARY PARKWAY
                           ALPHARETTA, GEORGIA 30004
                                 (770) 754-1900

         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                 DAVID B. GOULD
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             WITNESS SYSTEMS, INC.
                             1105 SANCTUARY PARKWAY
                           ALPHARETTA, GEORGIA 30004
                                 (770) 754-1900

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

                 JOHN C. YATES, ESQ.                                          BRYAN E. DAVIS, ESQ.
               JEFFREY L. SCHULTE, ESQ.                                      MARC L. HARRISON, ESQ.
                VIPANJ B. PATEL, ESQ.                                        ASHLEY E. HUFFT, ESQ.
            MORRIS, MANNING & MARTIN, LLP                                      ALSTON & BIRD LLP
            1600 ATLANTA FINANCIAL CENTER                                     ONE ATLANTIC CENTER
               3343 PEACHTREE ROAD, NE                                     1201 WEST PEACHTREE STREET
             ATLANTA, GEORGIA 30326-1044                                  ATLANTA, GEORGIA 30309-3424

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
    If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


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--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $
National Association of Securities Dealers, Inc. fee........
Nasdaq Stock Market listing fee.............................
Accountants' fees and expenses..............................
Legal fees and expenses.....................................
Blue Sky fees and expenses..................................
Transfer Agent's fees and expenses..........................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                              --------
          Total Expenses....................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Amended and Restated Certificate of Incorporation limits personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Delaware General Corporation Law. Such provisions provide that no director of Witness Systems shall have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty of care or other duty as a director. However, such provisions shall not eliminate or limit the liability of a director

     - for any breach of the director's duty of loyalty to us or to our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for voting or assenting to unlawful distributions; or

     - for any transaction for which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of our stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Section                of the Underwriting Agreement filed as Exhibit 1.1
hereto also contains provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, Witness Systems has issued the securities set forth below which were not registered under Section 5 of the Securities Act of 1933:

     On December 16, 1997, we sold restricted common stock to Mr. Richards for $108,000 in return for a promissory note. In February 1999, Mr. Richards resigned from Witness Systems and the amount of the note related to the 156,056 vested shares plus accrued interest was forgiven. The remainder of the note was cancelled in connection with our repurchase at $0.21 per share of the 360,544 unvested shares.

     On March 18, 1997, we issued and sold 3,184,000 shares of series A preferred stock at a price of $2.145 per share to Battery Investment Partners IV, LLC, Battery Venture IV, L.P. and John Abraham resulting in net proceeds of $6.6 million. Immediately before the consummation of this offering, each of the series A preferred shares will be automatically converted into one share of common stock.

     On September 24, 1998, we issued and sold 1,181,954 shares of series B preferred stock at a price of $4.65 per share to Battery Investment Partners IV, LLC, Battery Venture IV, L.P. and John Abraham resulting in net proceeds of $5.5 million. Immediately before the consummation of this offering, each of the series B preferred shares will be automatically converted into one share of common stock.

     On August 2, 1999, we issued and sold 1,325,028 shares of series C preferred stock at a price of $6.30 per share to a group of venture capital firms and an individual investor resulting in net proceeds of $8.3 million. Immediately before the consummation of this offering, each of the series C preferred shares will be automatically converted into one share of common stock.

     On September 30, 1999, we purchased certain assets from Advanced Integrated Recorders, Inc. and issued 467,289 shares of common stock to Advanced Integrated Recorders, Inc. as consideration for the assets.

     In March 1999, we issued 488,757 shares of restricted common stock to Mr. Gould in return for a note receivable of $1.5 million.

     On August 2, 1999, we sold 17,000 shares of restricted common stock to each of the following officers (for a total of 136,000 shares): Mr. Gould, Mr. Ezrine, Mr. Brown, Mr. Gisby, Mr. Ford, Mr. Gallick, Mr. Livernoche, and Ms. Treaster. Each officer paid $90,950 for the shares by providing a promissory note to the company. The principal balance of each promissory note is due in full on July 31, 2003, with interest of 7% payable in arrears annually. In addition, on August 2, 1999, we sold 13,553 shares of restricted common stock to Mr. Abraham for $72,402 in return for a promissory note. The principal balance of the promissory note is due in full on July 31, 2006, with interest of 6.41% payable in arrears annually.

     The issuance of securities in the transaction described above was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D of the Securities Act.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1*     --  Form of Underwriting Agreement.
  3.1      --  Amended and Restated Articles of Incorporation of the
               Registrant.
  3.2      --  Amended and Restated Bylaws of the Registrant.
  4.1      --  See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Bylaws of the Registrant defining rights of the holders of
               Common Stock of the Registrant.
  4.2*     --  Specimen Stock Certificate.
  5.1*     --  Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
               Registrant, as to the legality of the shares being
               registered.
 10.1+     --  Office Lease Agreement between Regency Park West Associates,
               L.P. and Witness Systems, Inc., dated April 15, 1997.
 10.2      --  Landlord's Consent to Second Sublease, dated June 2, 1999 and Second Sublease Agreement between Regency Park West
               Associates, L.P., as Landlord and Witness Systems, Inc., as
               Second Sublessee, dated May 28, 1999.
 10.3      --  Amended and Restated Stock Incentive Plan of the Registrant.
 10.4*     --  Form of Stock Option Grant Certificate.
 10.5      --  Form of Amendment to Stock Option Grant Certificate between
               Registrant and certain of the officers of the Registrant.
 10.6      --  Employee Stock Purchase Plan of the Registrant.
 10.7+     --  Employment Agreement entered into between David B. Gould and the Registrant, effective February 2, 1999.
 10.8+     --  Promissory Note, dated March 31, 1999, between the
               Registrant and David Gould.
 10.9+     --  Restricted Stock Award Agreement, dated March 31, 1999, between the Registrant and David Gould.
 10.10+    --  Form of Promissory Note and Subscription Agreement, dated
               August 2, 1999, between the Registrant and certain of the
               officers of the Registrant.
 10.11+    --  Promissory Note and Subscription Agreement, dated August 2,
               1999, between the Registrant and John Abraham.
 10.12+    --  Form of Stock Repurchase Agreement between the Registrant and certain shareholders of the Registrant.
 10.13+    --  Loan and Security Agreement, dated June 24, 1999 between
               Greyrock Capital and the Registrant.
 10.14*    --  Loan and Security Agreement between Silicon Valley Bank and the Registration, dated April 22, 1999.
 10.15*    --  Warrant to Purchase Stock, dated June 29, 1999 between
               Greyrock Capital and the Registrant.
 10.16*    --  Warrant to Purchase Stock, dated April 22, 1999 between
               Silicon Valley Bank and the Registrant.
 10.17     --  Amended and Restated Registration Rights Agreement, dated as of August 2, 1999, as amended, among the Registrant and
               certain shareholders of the Registrant.
 10.18*    --  Subsidiary License and Distribution Agreement.
 10.19     --  Form of Indemnification Agreement to be entered into between
               Registrant and each of its executive officers and directors.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.20     --  Amendment No. 1 to Employment Agreement entered into between
               David B. Gould and the Registrant, dated as of August 4,
               1999.
 21.1+     --  List of Subsidiaries.
 23.1      --  Independent Auditors' Consent and Report on Financial
               Statement Schedule of KPMG LLP.
 23.2*     --  Consent of Morris, Manning & Martin, L.L.P. (included in
               Exhibit 5.1).
 24.1+     --  Powers of Attorney (included on signature page).
 27.1+     --  Financial Data Schedule (for SEC use only).


------------------------------

 * To be filed by amendment


 + Previously filed


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on the 13th day of December, 1999.


                                          WITNESS SYSTEMS, INC.

                                          By:      /s/ DAVID B. GOULD
                                            ------------------------------------
                                                       David B. Gould
                                            Chairman of the Board, President and
                                                            Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Gould and Jon W. Ezrine, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                /s/ DAVID B. GOULD                   Chairman of the Board,          December 13, 1999
---------------------------------------------------    President and Chief
                  David B. Gould                       Executive Officer (Principal
                                                       Executive Officer)

                 /s/ JON W. EZRINE                   Chief Financial Officer and     December 13, 1999
---------------------------------------------------    Secretary (Principal
                   Jon W. Ezrine                       Financial and Accounting
                                                       Officer)

             /s/ JAMES W. JUDSON, JR.                Director                        December 13, 1999
---------------------------------------------------
               James W. Judson, Jr.

               /s/ THOMAS J. CROTTY                  Director                        December 13, 1999
---------------------------------------------------
                 Thomas J. Crotty

                 /s/ JOHN ABRAHAM                    Director                        December 13, 1999
---------------------------------------------------
                   John Abraham

                 /s/ JOEL G. KATZ                    Director                        December 13, 1999
---------------------------------------------------
                   Joel G. Katz

                             WITNESS SYSTEMS, INC.

                SCHEDULE V -- VALUATION AND QUALIFYING ACCOUNTS

                                    BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE
                                    BEGINNING    COSTS AND      OTHER                   AT END OF
                                    OF PERIOD     EXPENSES     EXPENSES    DEDUCTIONS    PERIOD
                                    ----------   ----------   ----------   ----------   ---------
                                                             (IN 000'S)
Allowance for Doubtful Accounts:
  Year ended December 31, 1996....     $ --           --           --           --          --
  Year ended December 31, 1997....     $ --          100           --           --         100
  Year ended December 31, 1998....     $100          200           --           --         300
  Nine months ended September 30,
     1999.........................     $300          138                                   438

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*      --  Form of Underwriting Agreement.
 3.1       --  Amended and Restated Articles of Incorporation of the
               Registrant.
 3.2       --  Amended and Restated Bylaws of the Registrant.
 4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Bylaws of the Registrant defining rights of the holders of
               Common Stock of the Registrant.
 4.2*      --  Specimen Stock Certificate.
 5.1*      --  Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
               Registrant, as to the legality of the shares being
               registered.
10.1+      --  Office Lease Agreement between Regency Park West Associates,
               L.P. and Witness Systems, Inc., dated April 15, 1997.
10.2       --  Landlord's Consent to Second Sublease, dated June 2, 1999 and Second Sublease Agreement between Regency Park West
               Associates, L.P., as Landlord and Witness Systems, Inc., as
               Second Sublessee, dated May 28, 1999.
10.3       --  Amended and Restated Stock Incentive Plan of the Registrant.
10.4*      --  Form of Stock Option Grant Certificate.
10.5       --  Form of Amendment to Stock Option Grant Certificate between
               Registrant and certain of the officers of the Registrant.
10.6       --  Employee Stock Purchase Plan of the Registrant.
10.7+      --  Employment Agreement entered into between David B. Gould and the Registrant, effective February 2, 1999.
10.8+      --  Promissory Note, dated March 31, 1999, between the
               Registrant and David Gould.
10.9+      --  Restricted Stock Award Agreement, dated March 31, 1999, between the Registrant and David Gould.
10.10+     --  Form of Promissory Note and Subscription Agreement, dated
               August 2, 1999, between the Registrant and certain of the
               officers of the Registrant.
10.11+     --  Promissory Note and Subscription Agreement, dated August 2,
               1999, between the Registrant and John Abraham.
10.12+     --  Form of Stock Repurchase Agreement between the Registrant and certain shareholders of the Registrant.
10.13+     --  Loan and Security Agreement, dated June 24, 1999 between
               Greyrock Capital and the Registrant.
10.14*     --  Loan and Security Agreement between Silicon Valley Bank and the Registration, dated April 22, 1999.
10.15*     --  Warrant to Purchase Stock, dated June 29, 1999 between
               Greyrock Capital and the Registrant.
10.16*     --  Warrant to Purchase Stock, dated April 22, 1999 between
               Silicon Valley Bank and the Registrant.
10.17      --  Amended and Restated Registration Rights Agreement, dated as of August 2, 1999, as amended, among the Registrant and
               certain shareholders of the Registrant.
10.18*     --  Subsidiary License and Distribution Agreement.
10.19      --  Form of Indemnification Agreement to be entered into between
               Registrant and each of its executive officers and directors.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.20      --  Amendment No. 1 to Employment Agreement entered into between
               David B. Gould and the Registrant, dated as of August 4,
               1999.
21.1+      --  List of Subsidiaries.
23.1       --  Independent Auditors' Consent and Report on Financial
               Statement Schedule of KPMG LLP.
23.2*      --  Consent of Morris, Manning & Martin, L.L.P. (included in
               Exhibit 5.1).
24.1+      --  Powers of Attorney (included on signature page).
27.1+      --  Financial Data Schedule (for SEC use only).


------------------------------

 * To be filed by amendment

 + Previously Filed